EXHIBIT 16


                               KPMG LLP letterhead


                                January 4, 1999



Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

         We were previously principal accountants for Champion Communication Services, Inc. and, under the date of February 20, 1998, we reported on the financial statements of Champion Communication Services, Inc. as of and for the years ended December 31, 1997 and 1996. On December 31, 1998, we resigned. We have read the Company's statements included in the second and third paragraphs under Item 4 of its Form 8-K dated January 4, 1999. We are not in a position to agree or disagree with the statements in the first paragraph under Item 4.

                                                     Very truly yours,



                                                     KPMG LLP